EXHIBIT 99.1

Greif Reports Quarter and Fiscal 2011 Results

DELAWARE, Ohio (Dec. 7, 2011) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced results for its fourth quarter and fiscal year, which ended Oct. 31, 2011. The company reported:

•

Fiscal 2011 net sales of $4.2 billion, operating profit of $337.1 million, net income of $176.1 million or $3.01 per diluted Class A share, operating profit before special items of $396.5 million, net income before special items of $218.2 million or $3.73 per diluted Class A share before special items and EBITDA before special items of $526.6 million; and

•

Fourth quarter net sales of $1.1 billion, operating profit of $69.1 million, net income of $20.8 million or $0.36 per diluted Class A share, operating profit before special items of $94.9 million, net income before special items of $39.0 million or $0.64 per diluted Class A share before special items and EBITDA before special items of $132.3 million.

	September 30,	September 30,	September 30,	September 30,
	Quarter ended October 31,		Year ended October 31,
(Dollars in millions, except per-share amounts)	2011	2010	2011	2010
Selected Financial Highlights
Net sales	$1,131.5	$993.9	$4,248.0	$3,461.6
Operating profit	69.1	106.3	337.1	325.4
Operating profit before special items	94.9	119.6	396.5	379.4
Net income attributable to Greif, Inc.	20.8	76.6	176.1	210.0
Net income attributable to Greif, Inc. before special items	39.0	88.8	218.2	255.3
Diluted Class A earnings per share	0.36	1.30	3.01	3.58
Diluted Class A earnings per share before special items	0.64	1.51	3.73	4.35
EBITDA[1]	106.5	134.5	467.2	434.3
EBITDA[1] before special items	132.3	147.8	526.6	488.3
Special Items
Restructuring charges	$19.1	$6.2	$30.5	$26.7
Restructuring-related inventory charges	—	—	—	0.1
Acquisition-related costs	5.2	7.1	24.4	27.2
Non-cash asset impairment charges	1.5	—	4.5	—

Total special items	$25.8	$13.3	$59.4	$54.0

Total special items, net of tax	$18.2	$12.2	$42.1	$45.3

	September 30,	September 30,
	October 31, 2011	October 31, 2010
Working capital[2]	$375.5	$367.8
Net working capital[2]	248.1	260.8
Long-term debt	1,345.1	953.1
Net debt[3]	1,367.5	919.5

David B. Fischer, president and chief executive officer, said, “The 2011 results included record net sales and record operating profit before special items and asset gains for the company as well as annual records for several of our businesses; however, our consolidated results were impacted by a decline in industrial packaging demand, particularly in Western Europe, and increased market pressure on both margins and volumes during the second half of the year. As in the past, management is responding promptly and decisively through specific contingency actions to mitigate future impact.”

Consolidated Results

Fiscal 2011

[1]	EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings of unconsolidated subsidiaries, net of tax plus depreciation, depletion and amortization.
[2]	Working capital represents current assets less current liabilities. Net working capital represents working capital less cash and cash equivalents.
[3]	Net debt represents long-term debt plus the current portion of long-term debt plus short-term borrowings less cash and cash equivalents.

Note:	A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial statements that are a part of this release.

Net sales were $4,248.0 million for 2011 compared with $3,461.6 million for 2010. The 23 percent increase was due to higher sales volumes (13 percent), which included an 11 percent increase from acquisitions and a 2 percent increase in same-structure volumes, increased selling prices (7 percent) primarily resulting from the pass-through of higher raw material costs and the positive impact of foreign currency translation (3 percent). The higher sales volumes were primarily due to acquisitions in the Rigid Industrial Packaging & Services and Flexible Products & Services segments plus same-structure growth in all segments.

Gross profit increased to $801.2 million for 2011 compared to $703.7 million for 2010 primarily due to higher sales volumes. Gross profit margin declined to 18.9 percent for 2011 compared with 20.3 percent for 2010, principally due to sales mix, inability to capture all cost increases in the Rigid Industrial Packaging & Services segment and higher costs of old corrugated containers in the Paper Packaging segment.

Selling, general and administrative (SG&A) expenses were $448.4 million for 2011 compared with $363.0 million for 2010. The $85.4 million increase was primarily due to the inclusion of SG&A expenses for acquired companies ($48.2 million), the negative impact of foreign currency translation ($10.1 million), higher professional fees ($11.7 million) and non-cash asset impairment charges ($4.5 million). Acquisition-related costs of $24.4 million and $27.2 million were also included in SG&A expenses for 2011 and 2010, respectively. SG&A expenses, as a percentage of net sales, were 10.6 percent and essentially flat year over year.

Operating profit was $337.1 million for 2011 and $325.4 million for 2010. Operating profit before special items was $396.5 million for 2011 compared with $379.4 million for 2010. The $17.1 million increase was due to Flexible Products & Services ($22.5 million increase), Paper Packaging ($13.8 million increase) and Land Management ($10.0 million increase), partially offset by Rigid Industrial Packaging & Services ($29.2 million decrease).

Interest expense, net, was $79.5 million for 2011 compared with $65.8 million for 2010. The increase was primarily due to the higher level of debt resulting from acquisitions and related working capital requirements.

Income tax expense was $71.1 million and $40.5 million for 2011 and 2010, respectively. The company’s book tax rate was 29.2 percent for 2011 compared to 16.1 percent last year. The difference in the book tax rate was primarily attributable to the change in global earnings mix, which caused a higher percentage of the company’s income to be generated from countries with higher tax rates, recognition of valuation allowances on deferred tax assets in 2011, an incremental benefit from an alternative fuel tax credit in 2010 and other discrete tax items recognized in these periods. Cash taxes related to 2011 activity were approximately 19%.

Net income was $176.1 million, or $3.01 per diluted Class A share and $4.52 per diluted Class B share, for 2011 and $210.0 million, or $3.58 per diluted Class A share and $5.40 per diluted Class B share, for 2010. Net income before special items was $218.2 million for 2011 compared with $255.3 million for 2010. Diluted earnings per share before special items were $3.73 compared to $4.35 per Class A share and $5.60 compared to $6.56 per Class B share for 2011 and 2010, respectively.

EBITDA was $467.2 million and $434.3 million for 2011 and 2010, respectively. EBITDA before special items was $526.6 million for 2011 compared with $488.3 million for 2010; this $38.3 million increase was primarily due to improved operating profit before special items for the Flexible Products & Services, Paper Packaging and Land Management segments.

Fourth Quarter of 2011

Net sales were $1,131.5 million for the fourth quarter of 2011 compared with $993.9 million for the fourth quarter of 2010. The 14 percent increase was due to higher sales volumes (7 percent), which included a 11 percent increase from acquisitions and a 4 percent decrease in same-structure volumes, increased selling prices (4 percent) primarily resulting from the pass-through of higher raw material costs and the positive impact of foreign currency translation (3 percent). The higher sales volumes were primarily due to acquisitions in the Rigid Industrial Packaging & Services and Flexible Products & Services segments and higher volumes in the Paper Packaging segment. The improved sales volumes were partially offset by weak market conditions and increased market pressure, especially in Western Europe.

Gross profit was $206.4 million for the fourth quarters of 2011 and 2010. Gross profit, as a percent of net sales, was 18.2 percent for the fourth quarter of 2011 and 20.8 percent for the fourth quarter of 2010. The decrease in gross profit margin was primarily due to sales mix, increased costs other than raw materials in the Rigid Industrial Packaging & Services segment and higher old corrugated container costs in the Paper Packaging segment compared to a year ago.

SG&A expenses were $118.9 million for the fourth quarter of 2011 compared with $98.4 million for the fourth quarter of 2010. The $20.5 million increase was primarily due to the inclusion of SG&A expenses for acquired companies ($13.1 million), the negative impact of foreign currency translation ($2.7 million) and higher professional fees ($5.3 million), partially offset by a reduction in performance-based incentive accruals. Acquisition-related costs of $5.2 million and $7.1 million were also included in SG&A expenses for the fourth quarters of 2011 and 2010, respectively. SG&A expenses, as a percentage of net sales, were 10.5 percent for the fourth quarter of 2011 compared with 9.9 percent for the fourth quarter of 2010.

Operating profit was $69.1 million for the fourth quarter of 2011 and $106.3 million for the fourth quarter of 2010. Operating profit before special items was $94.9 million for the fourth quarter of 2011 compared with $119.6 million for the fourth quarter of 2010. The $24.7 million decrease was due to Rigid Industrial Packaging & Services ($20.9 million decrease), Paper Packaging ($7.5 million decrease) and Land Management ($0.1 million decrease), partially offset by Flexible Products & Services ($3.8 million increase).

Interest expense, net, was $25.7 million for the fourth quarter of 2011 compared with $18.2 million for the fourth quarter of 2010. The increase was primarily due to the higher level of debt resulting from acquisitions and related working capital requirements.

Income tax expense was $21.5 million and $8.9 million for the fourth quarters of 2011 and 2010, respectively. The company’s annual book tax rate increased to 29.2 percent compared to 24.3 percent for the first nine months of 2011 due to a shift in global earnings mix, which caused a higher percentage of the company’s income to be generated from countries with higher tax rates, significantly impacting the fourth quarter book tax rate.

Net income was $20.8 million, or $0.36 per diluted Class A share and $0.53 per diluted Class B share, for the fourth quarter of 2011 and $76.6 million, or $1.30 per diluted Class A share and $1.97 per diluted Class B share, for the fourth quarter of 2010. Net income before special items was $39.0 million for the fourth quarter of 2011 compared with $88.8 million for the fourth quarter of 2010. Diluted earnings per share before special items was $0.64 compared to $1.51 per Class A share and $0.96 compared to $2.28 per Class B share for the fourth quarters of 2011 and 2010, respectively.

EBITDA was $106.5 million and $134.5 million for the fourth quarters of 2011 and 2010, respectively. EBITDA before special items was $132.3 million for the fourth quarter of 2011 compared with $147.8 million for the fourth quarter of 2010; this $15.5 million decrease was primarily due to lower operating profit before special items for the Rigid Industrial Packaging & Services segment.

Segment Results

Rigid Industrial Packaging & Services

Net sales were $3,014.1 million for 2011 compared with $2,587.9 million for 2010. The 17 percent increase was primarily due to higher sales volumes (6 percent), which included a 4 percent increase from acquisitions and a 2 percent increase in same-structure volumes, higher selling prices (7 percent) primarily resulting from the pass-through of higher input costs and the positive impact of foreign currency translation (4 percent).

Net sales were $812.3 million for the fourth quarter of 2011 compared with $704.8 million for the fourth quarter of 2010. The 15 percent increase was primarily due to higher sales volumes (5 percent), which included an 11 percent increase from acquisitions and a 6 percent decrease in same-structure volumes, higher selling prices

(6 percent) primarily resulting from the pass-through of higher input costs, and the positive impact of foreign currency translation (4 percent), partially offset by lower sales volumes due to decreased demand in Western Europe on a same-structure basis.

Gross profit margin declined to 18.7 percent for 2011 from 20.9 percent for 2010 and to 17.9 percent for the fourth quarter of 2011 from 20.5 percent for the fourth quarter of 2010. The reductions from prior periods were primarily due to sales mix and increased market pressure on margins and volumes.

Operating profit was $226.3 million and $262.3 million for 2011 and 2010, respectively. Operating profit before special items was $261.8 million for 2011 compared to $291.0 million for 2010. Operating profit was $42.1 million and $77.8 million for the fourth quarters of 2011 and 2010, respectively. Operating profit before special items was $63.3 million for the fourth quarter of 2011 compared to $84.2 million for the fourth quarter of 2010. These decreases were primarily due to the lower gross profit margins for this segment.

EBITDA was $307.0 million and $336.3 million for 2011 and 2010, respectively. EBITDA was impacted by restructuring charges of $24.1 million and $21.0 million, acquisition-related costs of $9.9 million and $7.6 million and non-cash asset impairment charges of $1.5 million and zero for 2011 and 2010, respectively. EBITDA before special items was $342.5 million for 2011 and $365.0 million for 2010. EBITDA was $65.7 million and $96.5 million for the fourth quarters of 2011 and 2010, respectively. EBITDA was impacted by restructuring charges of $16.1 million and $5.1 million, acquisition-related costs of $3.6 million and $1.3 million and non-cash asset impairment charges of $1.5 million and zero for the fourth quarters of 2011 and 2010, respectively. EBITDA before special items was $86.9 million for the fourth quarter of 2011 and $102.9 million for the fourth quarter of 2010. EBITDA before special items was primarily lower due to the reduction in gross profit margins for this segment.

Flexible Products & Services

Net sales were $538.0 million for 2011 compared with $233.1 million for 2010. Net sales were $134.0 million for the fourth quarter of 2011 compared with $104.4 million for the fourth quarter of 2010. The increases were primarily due to same-structure growth and sales attributable to flexible intermediate bulk container companies acquired during 2010.

Gross profit margin increased to 21.4 percent for 2011 from 21.1 percent for 2010. Gross profit margin increased to 21.8 percent for the fourth quarter of 2011 from 19.5 percent for the fourth quarter of 2010. The change in gross profit margin was primarily due to operating efficiencies attributable to the Greif Business System.

Operating profit was $16.9 million for 2011 and operating loss was $1.4 million for 2010, respectively. Operating profit before special items increased to $41.3 million for 2011 from $18.8 million for 2010. Operating profit was $5.7 million and $0.1 million for the fourth quarters of 2011 and 2010, respectively. Operating profit before special items increased to $10.3 million for the fourth quarter of 2011 from $6.5 million for the fourth quarter of 2010. These increases were primarily due to acquisitions during 2010 and the improved gross profit margins for this segment.

EBITDA was $32.1 million and $2.3 million for 2011 and 2010, respectively. EBITDA was impacted by restructuring charges of $6.9 million and $0.6 million, acquisition-related costs of $14.5 million and $19.6 million and a non-cash asset impairment charge of $3.0 million and zero for 2011 and 2010, respectively. EBITDA before special items increased to $56.5 million for 2011 from $22.5 million for 2010. EBITDA was $10.4 million and $1.9 million for the fourth quarters of 2011 and 2010, respectively. EBITDA was impacted by restructuring charges of $3.0 million and $0.6 million and acquisition-related costs of $1.6 million and $5.8 million for the fourth quarters of 2011 and 2010, respectively. EBITDA before special items increased to $15.0 million for the fourth quarter of 2011 from $8.3 million for the fourth quarter of 2010. These improvements were primarily due to acquisitions during 2010 and improved gross profit margins for this segment.

Paper Packaging

Net sales were $675.0 million for 2011 compared with $624.1 million for 2010. The 8.2 percent increase in net sales was primarily due to higher sales volumes and higher containerboard selling prices attributable to realization of two containerboard price increases implemented in 2010. Net sales were $178.9 million for the fourth quarter of 2011 compared with $179.6 million for the fourth quarter of 2010 due to lower selling prices offsetting higher sales volumes.

Gross profit margin increased to 17.2 percent for 2011 from 16.8 percent for 2010. This increase was primarily due to higher selling prices and lower energy costs, substantially offset by higher raw material costs, including a year-over-year cost increase of approximately 27 percent or $39 per ton for old corrugated containers compared to last year. Gross profit margin declined to 16.0 percent for the fourth quarter of 2011 from 20.6 percent for the fourth quarter of 2010. This decrease was primarily due to higher raw material costs, including a quarter-over-quarter increase of approximately $48 per ton or 32 percent for old corrugated container costs compared to the same quarter last year.

Operating profit was $74.9 million and $55.5 million for 2011 and 2010, respectively. Operating profit before special items was $74.4 million for 2011 compared to $60.6 million for 2010. The $13.8 million increase was primarily due to the increase in net sales and the higher gross profit margin for 2011. Operating profit was $18.4 million and $25.4 million for the fourth quarters of 2011 and 2010, respectively. Operating profit before special items was $18.4 million for the fourth quarter of 2011 compared to $25.9 million for the fourth quarter of 2010. The $7.5 million decrease was primarily due to the lower gross profit margin for the fourth quarter of 2011.

EBITDA increased to $106.1 million for 2011 compared with $84.6 million in 2010. EBITDA before special items increased to $105.6 million for 2011 from $89.7 million for 2010 primarily due to the increase in net sales and the higher gross profit margin for 2011. EBITDA decreased to $26.6 million for the fourth quarter of 2011 compared with $32.9 million in the fourth quarter of 2010. EBITDA before special items decreased to $26.6 million for the fourth quarter of 2011 from $33.4 million for the fourth quarter of 2010 primarily due to the lower gross profit margin for the fourth quarter of 2011.

Land Management

Net sales were $20.9 million for 2011 compared with $16.5 million for 2010. Net sales were $6.3 million for the fourth quarter of 2011 compared with $5.1 million for the fourth quarter of 2010.

Operating profit and operating profit before special items were $19.0 million for 2011 compared to $9.0 million for 2010. The results of this segment reflect an increase in disposal of special-use properties (surplus, higher and better use and development properties) of $8.9 million for 2011 compared to $3.3 million for 2010. During 2011, a $2.5 million purchase price adjustment related to the expropriation of surplus property from a prior period was recorded. Operating profit and operating profit before special items were $2.9 million for the fourth quarter of 2011 compared to $3.0 million for the fourth quarter of 2010.

EBITDA and EBITDA before special items were $22.0 million for 2011 compared to $11.1 million for 2010. EBITDA and EBITDA before special items were $3.8 million and $3.2 million for the fourth quarter of 2011 and 2010, respectively.

Other Cash Flow Information

During 2011, the company’s net debt increased $448.0 million to $1,367.5 million at Oct. 31, 2011, primarily due to funding acquisitions, capital expenditures and increased working capital requirements. The company’s long-term debt was $1,345.1 million and $953.1 million at Oct. 31, 2011 and 2010, respectively.

Cash flows provided by operating activities were $172.3 million for 2011 compared with $178.1 million the prior year and $149.6 million for the fourth quarter of 2011 versus $160.3 million a year ago.

The company paid $344.9 million and $179.4 million for acquisitions during 2011 and 2010, respectively, including 8 acquisitions in 2011 and 12 acquisitions in 2010.

Capital expenditures were $162.4 million, excluding timberland purchases of $3.5 million, for 2011 compared with capital expenditures of $144.1 million, excluding timberland purchases of $21.0 million, for 2010. Depreciation, depletion and amortization expense was $144.2 million and $115.9 million for 2011 and 2010, respectively.

On Dec. 6, 2011, the Board of Directors declared quarterly cash dividends of $0.42 per share of Class A Common Stock and $0.62 per share of Class B Common Stock. These dividends are payable on Jan. 1, 2012, to stockholders of record at close of business on Dec. 20, 2011.

Company Outlook

The company anticipates continuation of challenging market conditions in the first half of 2012 with recovery during the second half. Compared to 2011, this outlook assumes year-over-year stable raw material costs for rigid industrial packaging and flexible products compared to year-end 2011 levels, improved volumes in most regions, stable market conditions, and lower old corrugated container costs for Paper Packaging. Management will continue to closely monitor its businesses and take appropriate actions to adjust the company’s cost structure. The company’s three growth platforms are expected to provide solid contributions during 2012. EBITDA is anticipated to be between $500 million and $550 million for 2012.

Conference Call

The company will host a conference call to discuss the fourth quarter and fiscal 2011 results on Dec. 8, 2011, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 877-485-3107 and ask for the Greif conference call. The number for international callers is +1 201-689-8427. Phone lines will open at 9:50 a.m. ET. The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com in the Investor Center. A replay of the conference call will be available on the company’s website approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible, corrugated and multiwall containers and containerboard, and provides reconditioning, blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 55 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.

Forward-Looking Statements

All statements, other than statements of historical facts, included in this news release, including without limitation statements regarding the company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” “on track” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to the company’s management. Although the company believes that the expectations reflected in forward-looking statements have a reasonable basis, the company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to, the following: (i) the current and future challenging global economy may adversely affect the company’s business; (ii) historically, the company’s business has been sensitive to changes in general economic or business conditions; (iii) the company’s operations are subject to currency exchange and political risks; (iv) the continuing consolidation of the company’s customer base and suppliers may intensify pricing pressure; (v) the company operates in highly competitive industries; (vi) the company’s business is sensitive to changes in industry demands; (vii) raw material and energy price fluctuations and shortages may adversely impact the company’s manufacturing operations and costs; (viii) the company may encounter difficulties arising from acquisitions; (ix) the company may incur additional restructuring costs and there is no guarantee that its efforts to reduce costs will be successful; (x) tax legislation initiatives or challenges to the company’s tax positions may adversely impact its financial results or condition; (xi) several operations are conducted by joint ventures that the company cannot operate solely for its benefit; (xii) the company’s ability to attract, develop and retain talented employees, managers and executives is critical to its success; (xiii) the company’s business may be adversely impacted by work stoppages and other labor relations matters; (xiv) the company may be subject to losses that might not be covered in whole or in part by existing insurance reserves or insurance coverage; (xv) the company’s business depends on the uninterrupted operations of its facilities, systems and business functions, including its information technology and other business systems; (xvi) legislation/regulation related to climate change and environmental and health and safety matters and product liability claims could negatively impact the company’s operations and financial performance; (xvii) changing climate conditions may adversely affect the company’s operations and financial performance; (xviii) the company may incur fines or penalties, damage to reputation or other adverse consequences if its employees, agents or business partners violate, or are alleged to have violated, anti-bribery, competition or other laws; and (xix) the frequency and volume of the company’s timber and timberland sales will impact its financial performance. The risks described above are not all inclusive, and given these and other possible risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a detailed discussion of the most significant risks and uncertainties that could cause the company’s actual results to differ materially from those projected, see “Risk Factors” in Part I, Item 1A of the company’s Form 10-K for the year ended Oct. 31, 2010 and the company’s other filings with the Securities and Exchange Commission. All forward-looking statements made in this news release are expressly qualified in their entirety by reference to such risk factors. Except to the limited extent required by applicable law, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(Dollars and shares in millions, except per share amounts)

	September 30,	September 30,	September 30,	September 30,
	Quarter ended		Year ended
	October 31,		October 31,
	2011	2010	2011	2010
Net sales	$1,131.5	$993.9	$4,248.0	$3,461.6
Cost of products sold	925.1	787.5	3,446.8	2,757.9

Gross profit	206.4	206.4	801.2	703.7

Selling, general and administrative expenses	118.9	98.4	448.4	363.0
Restructuring charges	19.1	6.2	30.5	26.7
(Gain) on disposal of properties, plants and equipment, net	(0.7)	(4.5)	(14.8)	(11.4)

Operating profit	69.1	106.3	337.1	325.4
Interest expense, net	25.7	18.2	79.5	65.8
Other expense, net	4.2	2.8	14.1	7.1

Income before income tax expense and equity earnings of unconsolidated affiliates, net of tax	39.2	85.3	243.5	252.5

Income tax expense	21.5	8.9	71.1	40.5
Equity earnings of unconsolidated affiliates, net of tax	2.8	0.3	4.8	3.5

Net income	20.5	76.7	177.2	215.5
Net income attributable to noncontrolling interests	0.3	(0.1)	(1.1)	(5.5)

Net income attributable to Greif, Inc.	$20.8	$76.6	$176.1	$210.0

Basic earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	$0.36	$1.31	$3.02	$3.60
Class B Common Stock	$0.53	$1.97	$4.52	$5.40

Diluted earnings per share attributable to Greif, Inc. common shareholders:
Class A Common Stock	$0.36	$1.30	$3.01	$3.58
Class B Common Stock	$0.53	$1.97	$4.52	$5.40

Shares used to calculate basic earnings per share:
Class A Common Stock	25.0	24.7	24.9	24.7
Class B Common Stock	22.2	22.4	22.3	22.4

Shares used to calculate diluted earnings per share:
Class A Common Stock	25.1	25.1	25.0	25.0
Class B Common Stock	22.2	22.4	22.3	22.4

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(Dollars in millions, except per share amounts)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Quarter ended October 31, 2011			Quarter ended October 31, 2010
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
Operating profit	$69.1			$106.3
Restructuring charges	19.1			6.2
Acquisition-related costs	5.2			7.1
Non-cash asset impairment charges	1.5			—

Operating profit before special items	$94.9			$119.6

Net income	$20.8	$0.4	$0.5	$76.6	$1.3	$2.0
Restructuring charges, net of tax	13.5	0.22	0.33	5.7	0.10	0.14
Acquisition-related costs, net of tax	3.6	0.05	0.08	6.5	0.11	0.17
Non-cash asset impairment charges, net of tax	1.1	0.01	0.02	—	—	—

Net income before special items	$39.0	$0.6	$1.0	$88.8	$1.5	$2.3

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Year ended October 31, 2011			Year ended October 31, 2010
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
Operating profit	$337.1			$325.4
Restructuring charges	30.5			26.7
Restructuring—related inventory charges	—			0.1
Acquisition-related costs	24.4			27.2
Non-cash asset impairment charges	4.5			—

Operating profit before special items	$396.5			$379.4

Net income	$176.1	$3.0	$4.5	$210.0	$3.6	$5.4
Restructuring charges, net of tax	21.6	0.38	0.56	22.4	0.38	0.57
Restructuring—related inventory charges, net of tax	—	—	—	0.1	—	—
Acquisition-related costs, net of tax	17.3	0.29	0.44	22.8	0.39	0.59
Non-cash asset impairment charges, net of tax	3.2	0.05	0.08	—	—	—

Net income before special items	$218.2	$3.7	$5.6	$255.3	$4.4	$6.6

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

SEGMENT OPERATING PROFIT AND OTHER DATA

UNAUDITED

(Dollars in millions)

	September 30,	September 30,	September 30,	September 30,
	Quarter ended		Year ended
	October 31,		October 31,
	2011	2010	2011	2010
Net sales
Rigid Industrial Packaging & Services	$812.3	$704.8	$3,014.1	$2,587.9
Flexible Products & Services	134.0	104.4	538.0	233.1
Paper Packaging	178.9	179.6	675.0	624.1
Land Management	6.3	5.1	20.9	16.5

Total net sales	$1,131.5	$993.9	$4,248.0	$3,461.6

Operating profit (loss):
Rigid Industrial Packaging & Services	$42.1	$77.8	$226.3	$262.3
Flexible Products & Services	5.7	0.1	16.9	(1.4)
Paper Packaging	18.4	25.4	74.9	55.5
Land Management	2.9	3.0	19.0	9.0

Total operating profit	69.1	106.3	337.1	325.4

Restructuring charges:
Rigid Industrial Packaging & Services	16.1	5.1	24.1	21.0
Flexible Products & Services	3.0	0.6	6.9	0.6
Paper Packaging	—	0.5	(0.5)	5.1

Total restructuring charges	19.1	6.2	30.5	26.7

Restructuring—related inventory charges:
Rigid Industrial Packaging & Services	—	—	—	0.1

Total restructuring—related inventory charges	—	—	—	0.1

Acquisition-related costs:
Rigid Industrial Packaging & Services	3.6	1.3	9.9	7.6
Flexible Products & Services	1.6	5.8	14.5	19.6

Total acquisition-related costs	5.2	7.1	24.4	27.2

Non-cash asset impairment charges:
Rigid Industrial Packaging & Services	1.5	—	1.5	—
Flexible Products & Services	—	—	3.0	—

Total non-cash asset impairment charges	1.5	—	4.5	—

Operating profit before special items:
Rigid Industrial Packaging & Services	63.3	84.2	261.8	291.0
Flexible Products & Services	10.3	6.5	41.3	18.8
Paper Packaging	18.4	25.9	74.4	60.6
Land Management	2.9	3.0	19.0	9.0

Total operating profit before special items	$94.9	$119.6	$396.5	$379.4

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in millions)

	September 30,	September 30,	September 30,	September 30,
	Quarter ended		Year ended
	October 31,		October 31,
	2011	2010	2011	2010
Net sales
North America	$506.7	$485.8	$1,932.9	$1,732.9
Europe, Middle East and Africa	448.6	344.7	1,645.6	1,171.4
Asia Pacific and Latin America	176.2	163.4	669.5	557.3

Total net sales	$1,131.5	$993.9	$4,248.0	$3,461.6

Operating profit before special items:
North America	$53.0	$68.2	$206.0	$195.6
Europe, Middle East and Africa	32.0	37.7	160.2	140.2
Asia Pacific and Latin America	9.9	13.7	30.3	43.6

Total operating profit before special items	$94.9	$119.6	$396.5	$379.4

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

CONSOLIDATED EBITDA4

UNAUDITED

(Dollars in millions)

	September 30,	September 30,	September 30,	September 30,
	Quarter ended		Year ended
	October 31,		October 31,
	2011	2010	2011	2010
Net income	$20.5	$76.7	$177.2	$215.5
Plus: interest expense, net	25.7	18.2	79.5	65.8
Plus: income tax expense	21.5	8.9	71.1	40.5
Plus: depreciation, depletion and amortization expense	41.6	31.0	144.2	116.0
Less: equity earnings of unconsolidated affiliates, net of tax	2.8	0.3	4.8	3.5

EBITDA	106.5	134.5	467.2	434.3

Restructuring charges	19.1	6.2	30.5	26.7
Restructuring—related inventory charges	—	—	—	0.1
Acquisition-related costs	5.2	7.1	24.4	27.2
Non-cash asset impairment charges	1.5	—	4.5	—

EBITDA before special items	$132.3	$147.8	$526.6	$488.3

Net income	$20.5	$76.7	$177.2	$215.5
Plus: interest expense, net	25.7	18.2	79.5	65.8
Plus: income tax expense	21.5	8.9	71.1	40.5
Plus: other expense, net	4.2	2.8	14.1	7.1
Less: equity earnings of unconsolidated affiliates, net of tax	2.8	0.3	4.8	3.5

Operating profit	69.1	106.3	337.1	325.4
Less: other expense, net	4.2	2.8	14.1	7.1
Plus: depreciation, depletion and amortization expense	41.6	31.0	144.2	116.0

EBITDA	106.5	134.5	467.2	434.3
Restructuring charges	19.1	6.2	30.5	26.7
Restructuring—related inventory charges	—	—	—	0.1
Acquisition-related costs	5.2	7.1	24.4	27.2
Non-cash asset impairment charges	1.5	—	4.5	—

EBITDA before special items	$132.3	$147.8	$526.6	$488.3

[4]

EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings of unconsolidated affiliates, net of tax plus depreciation, depletion and amortization. EBITDA is a non-GAAP financial measure. As demonstrated by this table, EBITDA can be either reconciled to GAAP net income or GAAP operating profit yielding the same result.

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

SEGMENT EBITDA5

UNAUDITED

(Dollars in millions)

	September 30,	September 30,	September 30,	September 30,
	Quarter ended		Year ended
	October 31,		October 31,
	2011	2010	2011	2010
Rigid Industrial Packaging & Services
Operating profit	$42.1	$77.8	$226.3	$262.3
Less: other expense (income), net	4.8	0.8	12.3	5.1
Plus: depreciation and amortization expense	28.4	19.5	93.0	79.1

EBITDA	65.7	96.5	307.0	336.3
Restructuring charges	16.1	5.1	24.1	21.0
Restructuring—related inventory charges	—	—	—	0.1
Acquisition-related costs	3.6	1.3	9.9	7.6
Non-cash asset impairment charges	1.5	—	1.5	—

EBITDA before special items	$86.9	$102.9	$342.5	$365.0

Flexible Products & Services
Operating profit (loss)	$5.7	$0.1	$16.9	$(1.4)
Less: other expense (income), net	(0.6)	1.2	1.4	1.2
Plus: depreciation and amortization expense	4.1	3.0	16.6	4.9

EBITDA	10.4	1.9	32.1	2.3
Restructuring charges	3.0	0.6	6.9	0.6
Acquisition-related costs	1.6	5.8	14.5	19.6
Non-cash asset impairment charges	—	—	3.0	—

EBITDA before special items	$15.0	$8.3	$56.5	$22.5

Paper Packaging
Operating profit	$18.4	$25.4	$74.9	$55.5
Less: other expense (income), net	—	0.1	0.4	0.1
Plus: depreciation and amortization expense	8.2	7.6	31.6	29.2

EBITDA	26.6	32.9	106.1	84.6
Restructuring charges	—	0.5	(0.5)	5.1

EBITDA before special items	$26.6	$33.4	$105.6	$89.7

Land Management
Operating profit	$2.9	$3.0	$19.0	$9.0
Less: other expense (income), net	—	0.7	—	0.7
Plus: depreciation, depletion and amortization expense	0.9	0.9	3.0	2.8

EBITDA and EBITDA before special items	$3.8	$3.2	$22.0	$11.1

Consolidated EBITDA	$106.5	$134.5	$467.2	$434.3

Consolidated EBITDA before special items	$132.3	$147.8	$526.6	$488.3

[5]

EBITDA is defined as net income plus interest expense, net plus income tax expense less equity earnings of unconsolidated affiliates, net of tax plus depreciation, depletion and amortization. However, because the company does not calculate net income by segment, this table calculates EBITDA by segment with reference to operating profit by segment, which as demonstrated in the preceding table is another method to achieve the same result.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in millions)

	September 30,	September 30,
	October 31, 2011	October 31, 2010[6]
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$127.4	$107.0
Trade accounts receivable	568.6	480.1
Inventories	432.5	396.6
Current portion related party notes receivable	1.7	—
Other current assets	175.1	165.5

	1,305.3	1,149.2

LONG-TERM ASSETS
Goodwill	1,004.9	709.7
Intangible assets	229.8	173.2
Related party note receivable	18.3	—
Assets held by special purpose entities	50.9	50.9
Other long-term assets	162.8	123.6

	1,466.7	1,057.4

PROPERTIES, PLANTS AND EQUIPMENT	1,435.3	1,291.8

	$4,207.3	$3,498.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$487.8	$467.9
Short-term borrowings	137.3	60.9
Current portion of long-term debt	12.5	12.5
Other current liabilities	292.2	240.1

	929.8	781.4

LONG-TERM LIABILITIES
Long-term debt	1,345.1	953.1
Liabilities held by special purpose entities	43.3	43.3
Other long-term liabilities	496.9	384.8

	1,885.3	1,381.2

SHAREHOLDERS’ EQUITY	1,392.2	1,335.8

	$4,207.3	$3,498.4

[6]

The consolidated balance sheet at Oct. 31, 2010 includes a correction of an error between accounts payable within current liabilities and shareholders' equity for $19.6 million. The correction did not impact consolidated net income, total assets or cash flows.

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

WORKING CAPITAL AND NET DEBT

UNAUDITED

(Dollars in millions)

	September 30,	September 30,
	October 31, 2011	October 31, 2010
Current assets	$1,305.3	$1,149.2
Less: current liabilities	929.8	781.4

Working capital	375.5	367.8
Less: cash and cash equivalents	127.4	107.0

Net working capital	$248.1	$260.8

Long-term debt	$1,345.1	$953.1
Plus: current portion of long-term debt	12.5	12.5
Plus: short-term borrowings	137.3	60.9
Less: cash and cash equivalents	127.4	107.0

Net debt	$1,367.5	$919.5

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(Dollars in millions)

	September 30,	September 30,	September 30,	September 30,
	Quarter ended		Year ended
	October 31,		October 31,
	2011	2010	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20.5	$76.7	$177.2	$215.5
Depreciation, depletion and amortization	41.6	31.0	144.2	115.9
Increase (decrease) in cash from changes in certain assets and liabilities and other	87.5	52.6	(149.1)	(153.3)

Cash flows provided by operating activities	149.6	160.3	172.3	178.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of companies, net of cash acquired	(159.2)	(26.7)	(344.9)	(179.4)
Purchases of properties, plants and equipment	(44.6)	(43.1)	(162.4)	(144.1)
Other	14.3	2.8	6.9	(3.7)

Cash flows used in investing activities	(189.5)	(67.0)	(500.4)	(327.2)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (payments) on debt	105.4	(26.3)	462.9	232.6
Dividends paid	(24.4)	(24.5)	(97.8)	(93.1)
Other	(15.8)	(21.3)	(17.0)	6.4

Cash flows provided by (used in) financing activities	65.2	(72.1)	348.1	145.9

EFFECTS OF EXCHANGE RATES ON CASH	(7.0)	1.6	0.4	(1.7)

Net increase (decrease) in cash and cash equivalents	18.3	22.8	20.4	(4.9)
Cash and cash equivalents at beginning of the period	109.1	84.2	107.0	111.9

Cash and cash equivalents at end of the period	$127.4	$107.0	$127.4	$107.0